News Release

      Release Date:  Thursday, July 26, 2007

      Release Time:  Immediate

      Contact:       Eric E. Stickels, Executive Vice President & CFO

      Phone:         (315) 366-3702

      --------------------------------------------------------------------------

      Oneida Financial Corp. Reports 2007 Second Quarter Operating Results (unaudited)

             Oneida, NY, July 26, 2007 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced second quarter operating results. Net income for the three months ending June 30, 2007 was $754,000, or $0.10 basic earnings per share compared to $1.0 million, or $0.14 basic earnings per share, for the three months ended June 30, 2006. The decrease in net income was primarily due to an increase in non-interest expense and a decrease in non-interest income in the second quarter of 2007 as compared with the same period in 2006. The increase in non-interest expense is related to the acquisition of The National Bank of Vernon, completed on April 2, 2007, and the opening of a banking, insurance and retail center in the Griffiss Business and Technology Park in Rome, New York. The increase in non-interest expense during the quarter was partially offset by an increase in net interest income and a decrease in the provision for taxes. The decrease in non-interest income during the quarter was due to a reduction in commissions and fees on the sales of non-banking products. Net income for the six months ended June 30, 2007 was $1.5 million or $0.20 basic earnings per share, as compared with $2.0 million or $0.26 basic earnings per share for the same period in 2006.

             Total assets increased $67.3 million or 15.4%, to $504.1 million at June 30, 2007 from $436.8 million at June 30, 2006. The increase in total assets is primarily due to the acquisition of The National Bank of Vernon ("Vernon Bank") which was completed on April 2, 2007. Loans receivable increased $30.9 million or 12.6% at June 30, 2007 as compared with June 30, 2006 reflecting loan origination activities of Oneida Savings Bank and loans acquired from Vernon Bank of $26.2 million. This was partially offset by the sale of $19.5 million in fixed rate one-to-four family residential real estate loans during the trailing twelve month period. Investment and mortgage-backed securities increased $4.1 million to $124.3 million at June 30, 2007 from $120.2 million at June 30, 2006. Cash and cash equivalents increased to $28.2 million at June 30, 2007 as compared with $12.2 million at June 30, 2006. The increase in cash and cash equivalents includes the cash and cash equivalents acquired from Vernon Bank. Goodwill and other intangible assets of $5.7 million were recorded in connection with acquisition of Vernon Bank. Total deposits increased $76.0 million or 24.7% at June 30, 2007 compared with June 30, 2006. Contributing to the increase was $54.8 million in deposits acquired from Vernon Bank. Borrowings decreased at June 30, 2007 to $56.4 million from $68.9 million at June 30, 2006. Premises and equipment also increased $6.7 million from June 30, 2006 to June 30, 2007 as a result of the construction of a 26,000 square feet banking, insurance and retail center at the Griffiss Business and Technology

Park in Rome, New York which opened for business on April 3, 2007 and the addition of three Vernon Bank offices.

             Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "The second quarter results of Oneida Financial Corp. reflect the acquisition and integration of The National Bank of Vernon and the continued execution of our business plan. Although the challenging interest rate environment has resulted in a decreased net interest margin, we have minimized our margin compression as compared with many of our peers and increased our net interest income through the growth of our earning assets. In addition, the diversification of our business model has resulted in additional sources and volume of non-interest income." During the first half of 2007 commissions and fees from the sale of non-banking products increased 5.5% to $6.7 million for the six months ended June 30, 2007. Kallet continued, "The Company remains focused on growing our traditional banking franchise, Oneida Savings Bank, and our other financial services businesses through our wholly-owned subsidiaries, the Bailey Haskell & LaLonde Agency and Benefit Consulting Group, Inc." Kallet concluded, "Oneida Savings Bank acquired three banking offices as a result of the Vernon Bank merger and opened a fourth banking, financial services and retail center in the Griffiss Business and Technology Park this past quarter. We welcome our new customers and communities to the Oneida Financial Corp. family of companies."

             Net interest income increased for the second quarter of 2007 to $3.4 million compared with $3.2 million for the second quarter of 2006. The increase in net interest income primarily is due to an increase in interest earning assets partially offset by a decrease in the net interest margin earned which was 3.37% for the three months ending June 30, 2007 as compared with 3.49% for the same period in 2006.

             Interest income was $6.4 million for the second quarter of 2007; an increase of 16.5% as compared with interest income of $5.5 million during the same period in 2006. This increase in interest income during the three months ended June 30, 2007 resulted primarily from an increase in interest earning assets of $36.9 million acquired from Vernon Bank and an increase in the yield of 36 basis points on interest earning assets, given the increase in short-term market interest rates during the past twelve month period.

             Total interest expense increased to $3.0 million for the three months ended June 30, 2007. This is compared with interest expense of $2.3 million during the same 2006 period. The increase for the three months ended June 30, 2007 was due to an increase in the cost of interest-bearing liabilities of 35 basis points as well as an increase in the average balance of interest-bearing deposit accounts acquired from the Vernon Bank. Average borrowed funds outstanding decreased to $61.3 million during the three months ending June 30, 2007, compared with $69.0 million in average borrowings outstanding at June 30, 2006. Interest expense on deposits increased $876,000 during the second quarter of 2007 to $2.3 million as compared with the same period of 2006.

             Non-interest income was $4.5 million during the second quarter of 2007 compared with $4.8 million for the same 2006 period. The decrease in non-interest income was primarily due to a $556,000 decrease in commissions and fees on the sale of non-banking products through the Company's subsidiaries for the three months ended June 30, 2007 as compared with the same period during 2006. The Company completed the acquisition of Benefit Consulting Group in June 2006 resulting in a timing difference in the recognition of revenue of this subsidiary's activities between the respective quarters. Service charges on deposit accounts increased 11.3% to $651,000 during the second quarter of 2007 as compared with the same 2006 period.

             Non-interest expense was $6.9 million for the three months ended June 30, 2007 compared with $6.6 million for the three months ended June 30, 2006. The increase in non-interest expense is primarily the result of operating expenses associated with our insurance agency and consulting subsidiaries. In addition, the increase in equipment and other operating expenses are associated with the acquisition of the National Bank of Vernon and the completion of our banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York. There was no provision for loan losses made during second quarter of 2007 as compared with $80,000 in provisions during the 2006 period. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The decrease in net loan charge-offs and the decrease in non-performing assets supports the reduction in the provision for loan losses during the second quarter of 2007. The ratio of the loan loss allowance to loans receivable is 0.95% at June 30, 2007 compared with a ratio of 0.85% at June 30, 2006. The level in the allowance as a percentage of loans reflects improvement in various credit factors, including the reduction in non-performing assets.

             Stockholders' equity was $58.1 million, or 11.5% of assets at June 30, 2007 compared with $54.5 million, or 12.5% of assets, at June 30, 2006. The increase in stockholders' equity was primarily a result of valuation adjustments made for the Company's available for sale investment and mortgage-backed securities as well as the contribution of net earnings for the trailing twelve month period. In addition, stockholders' equity was reduced through the payment of cash dividends.

             This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

             All financial information provided at and for the quarter ended June 30, 2007 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.


                                             At          At           At          At           At
Selected Financial Data                    Jun 30,     Mar 31,      Dec 31,     Mar 31,       Jun 30,
(in thousands except per share data)        2007        2007         2006        2006          2006
------------------------------------    --------------------------------------------------------------
                                        (unaudited)  (unaudited)  (audited)   (unaudited)  (unaudited)
Total Assets                              $504,099    $455,024     $442,937     $434,232    $436,822
Loans receivable, net                      275,670     244,101      247,441      246,601     244,752
Mortgage-backed securities                  32,678      27,815       29,081       26,385      27,145
Investment securities                       91,589      78,055       85,717       88,902      93,075
Goodwill and other intangibles              25,532      19,914       19,870       19,963      20,031
Interest bearing deposits                  314,838     267,307      260,173      251,088     255,247
Non-interest bearing deposits               68,495      52,487       53,097       51,946      52,097
Borrowings                                  56,400      71,830       65,400       69,800      68,930
Shareholders' Equity                        58,093      58,422       58,400       55,811      54,454

Book value per share
   (end of period)                           $7.56       $7.60        $7.62        $7.31       $7.13
Tangible value per share
   (end of period)                           $4.24       $5.01        $5.03        $4.70       $4.51

Selected Financial Ratios
Non-Performing Assets to
    Total Assets (end of period)             0.03%       0.01%        0.01%        0.01%       0.03%
Allowance for Loan Losses to
    Loans Receivable, net                    0.95%       0.85%        0.84%        0.85%       0.85%
Average Equity to Average Assets            12.40%      13.18%       12.58%       12.52%      12.66%


                                             Quarter Ended                    Year to Date
Selected Operating Data                 June 30,        March 31,       June 30,        June 30,
(in thousands except per share data)      2007            2007            2007            2006
------------------------------------  ------------------------------------------------------------
                                       (unaudited)     (unaudited)     (unaudited)     (unaudited)
Interest income:
   Interest and fees on loans         $      4,636    $      4,218    $      8,854    $      7,832
   Interest and dividends
      on investments                         1,547           1,332           2,879           3,014
   Interest on fed funds                       257             166             423              28
                                      ------------    ------------    ------------    ------------
      Total interest income                  6,440           5,716          12,156          10,874
Interest expense:
   Interest on deposits                      2,267           1,798           4,065           2,694
   Interest on borrowings                      738             830           1,568           1,757
                                      ------------    ------------    ------------    ------------
      Total interest expense                 3,005           2,628           5,633           4,451
                                      ------------    ------------    ------------    ------------
Net interest income                          3,435           3,088           6,523           6,423
   Provision for loan losses                    --              --              --             160
                                      ------------    ------------    ------------    ------------
Net interest income after
     provision for loan losses               3,435           3,088           6,523           6,263
                                      ------------    ------------    ------------    ------------
Other income:
   Net investment gains                         --               1               1              22
   Service charges on deposit accts            651             529           1,180           1,124
   Commissions and fees on sales
          of non-banking products            3,386           3,312           6,698           6,348
   Other revenue from operations               492             406             899             773
                                      ------------    ------------    ------------    ------------
      Total non-interest income              4,529           4,248           8,777           8,267
Other expense
   Salaries and employee benefits            4,332           4,117           8,449           7,685
   Equipment and net occupancy               1,121           1,001           2,122           1,848
   Intangible amortization                     153              88             241             191
   Other costs of operations                 1,292           1,125           2,417           2,169
                                      ------------    ------------    ------------    ------------
      Total non-interest expense             6,898           6,331          13,229          11,893
                                      ------------    ------------    ------------    ------------
Income before income taxes                   1,066           1,005           2,071           2,637
Income tax provision                           312             257             569             662
                                      ------------    ------------    ------------    ------------
Net income                            $        754    $        748    $      1,502    $      1,975
                                      ============    ============    ============    ============

Net income per common
   share ( EPS - Basic )              $       0.10    $       0.10    $       0.20    $       0.26
                                      ============    ============    ============    ============
Net income per common
   share ( EPS - Diluted)             $       0.09    $       0.10    $       0.19    $       0.26
                                      ============    ============    ============    ============

Cash Dividends Paid                   $       0.00    $       0.24    $       0.24    $       0.22
                                      ============    ============    ============    ============

Return on Average Assets                      0.60%           0.68%           0.64%           0.91%
Return on Average Equity                      5.15%           5.13%           5.14%           7.29%
Return on Average Tangible Equity             7.67%           7.77%           7.72%          10.08%
Net Interest Margin                           3.37%           3.34%           3.35%           3.44%


                                      Year Ended      Fourth          Third           Second          First
Selected Operating Data                Dec. 31,       Quarter        Quarter          Quarter        Quarter
(in thousands except per share data)     2006           2006           2006             2006           2006
------------------------------------  -------------------------------------------------------------------------
                                       (audited)     (unaudited)    (unaudited)     (unaudited)     (unaudited)
Interest income:
   Interest and fees on loans         $    16,165    $     4,136    $     4,197     $     4,027     $     3,805
   Interest and dividends
      on investments                        5,918          1,458          1,446           1,487           1,527
   Interest on fed funds                      178            137             13              15              13
                                      -----------    -----------    -----------     -----------     -----------
      Total interest income                22,261          5,731          5,656           5,529           5,345
Interest expense:
   Interest on deposits                     5,964          1,736          1,534           1,391           1,303
   Interest on borrowings                   3,482            817            908             903             854
                                      -----------    -----------    -----------     -----------     -----------
      Total interest expense                9,446          2,553          2,442           2,294           2,157
                                      -----------    -----------    -----------     -----------     -----------
Net interest income                        12,815          3,178          3,214           3,235           3,188
   Provision for loan losses                  280             40             80              80              80
                                      -----------    -----------    -----------     -----------     -----------
Net interest income after
     provision for loan losses             12,535          3,138          3,134           3,155           3,108
                                      -----------    -----------    -----------     -----------     -----------
Other income:
   Net investment gains (losses)              308            310            (24)             (9)             31
   Service charges on deposit accts         2,362            633            605             585             539
   Commissions and fees on sales
         of non-banking products           12,661          3,369          2,944           3,942           2,406
   Other revenue from operations            1,648            525            350             325             448
                                      -----------    -----------    -----------     -----------     -----------
      Total non-interest income            16,979          4,837          3,875           4,843           3,424
Other expense:
   Salaries and employee benefits          15,491          4,033          3,773           4,311           3,374
   Equipment and net occupancy              3,647            866            933             963             885
   Intangible amortization                    383             96             96             159              32
   Other costs of operations                4,269          1,006          1,094           1,164           1,005
                                      -----------    -----------    -----------     -----------     -----------
      Total non-interest expense           23,790          6,001          5,896           6,597           5,296
                                      -----------    -----------    -----------     -----------     -----------
Income before income taxes                  5,724          1,974          1,113           1,401           1,236
Income tax provision                        1,526            566            298             354             308
                                      -----------    -----------    -----------     -----------     -----------
Net income                            $     4,198    $     1,408    $       815     $     1,047     $       928
                                      ===========    ===========    ===========     ===========     ===========

Net income per common
   share ( EPS - Basic )              $      0.55    $      0.18    $      0.11     $      0.14     $      0.12
                                      ===========    ===========    ===========     ===========     ===========
Net income per common
   share ( EPS - Diluted )            $      0.54    $      0.17    $      0.11     $      0.14     $      0.12
                                      ===========    ===========    ===========     ===========     ===========

Cash Dividends Paid                   $      0.45    $        --    $      0.23     $        --     $      0.22
                                      ===========    ===========    ===========     ===========     ===========

Return on Average Assets                     0.96%          1.28%          0.75%           0.97%           0.86%
Return on Average Equity                     7.67%         10.03%          5.98%           7.66%           6.92%
Return on Average Tangible Equity           11.26%         15.55%          9.44%          10.67%           9.50%
Net Interest Margin                          3.45%          3.42%          3.48%           3.49%           3.40%
